UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2013

Reynolds American Inc.

(Exact name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2013, Reynolds American Inc. (“RAI”) entered into a Term Loan Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Fifth Third Bank, Mizuho Corporate Bank, Ltd., Royal Bank of Canada and Scotiabanc Inc., as Documentation Agents, J.P. Morgan Securities LLC, CitiGroup Global Markets Inc., Fifth Third Bank, Mizuho Corporate Bank, Ltd., RBC Capital Markets and Scotiabanc Inc., as Joint Lead Arrangers and Joint Bookrunners, and the various other lending institutions party thereto (the “Term Loan”). The Term Loan provides for an unsecured delayed draw term loan facility, with a maximum aggregate borrowing amount of up to $500 million. RAI anticipates using the proceeds of the Term Loan for general corporate purposes of RAI and its subsidiaries, which may include but is not limited to making payments under settlement agreements with various states resolving state health-care cost recovery claims and purchasing shares under RAI’s share repurchase program.

The Term Loan contains representations and warranties, covenants and events of default substantially similar to those contained in RAI’s existing $750 million senior unsecured revolving credit facility maturing July 29, 2015 (the “Existing Revolving Credit Facility”). These include restrictive covenants that, among other things: (a) limit the ability of RAI and its subsidiaries to (i) pay dividends and repurchase stock, (ii) engage in transactions with affiliates, (iii) create liens and (iv) engage in sale-leaseback transactions involving a Principal Property (as such term is defined in the Term Loan); and (b) limit the ability of RAI and its Material Subsidiaries (as such term is defined in the Term Loan) to sell or dispose of all or substantially all of their assets or engage in specified mergers or consolidations. The Term Loan also contains a restrictive covenant that limits the amount of debt that may be incurred by non-guarantor subsidiaries, which covenant only applies following the termination of the Existing Revolving Credit Facility, and certain financial covenants. The covenants in the Term Loan are subject to a number of qualifications and exceptions. The financial covenant levels in the Term Loan are 3.00 to 1.00 for the consolidated leverage ratio covenant and 4.00 to 1.00 for the consolidated interest coverage ratio covenant. The maturity date of the Term Loan is December 27, 2013. The Term Loan contains customary events of default, including upon a change in control (as defined therein), which could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Term Loan.

Borrowings under the Term Loan can be made in a single drawing no later than April 17, 2013. RAI is required to pay a facility fee of 0.20% per annum on undrawn lender commitments.

Borrowings under the Term Loan bear interest, at the option of RAI, at a rate equal to an applicable margin (which is based upon RAI’s senior unsecured long-term debt credit rating) plus:

•

the alternate base rate, which is the greatest of (a) the prime rate, (b) the federal funds effective rate from time to time plus 0.5% and (c) the reserve adjusted eurodollar rate for a one month interest period plus 1%; or

•

the eurodollar rate, which is the reserve adjusted rate at which eurodollar deposits for one, two, three or six months (or shorter periods if agreed to by the Administrative Agent and the lenders) are offered in the interbank eurodollar market.

Overdue principal and, to the extent permitted by law, overdue interest, outstanding under the Term Loan bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.0% per annum.

The obligations of RAI under the Term Loan are unsecured. Certain of RAI’s subsidiaries, including its Material Subsidiaries, have guaranteed RAI’s obligations under the Term Loan (such subsidiaries are referred to herein as the “Guarantors”), pursuant to a Subsidiary Guarantee Agreement dated as of March 15, 2013 (the “Subsidiary Guaranty”) entered into by the Guarantors in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders under the Term Loan. The same subsidiaries guarantee RAI’s obligations under the Existing Revolving Credit Facility. The obligations of the Guarantors under the Subsidiary Guaranty are unsecured.

The various agents under the Term Loan, or their affiliates, are lenders under such agreement. In addition, certain of these agents, or their affiliates, have from time to time performed, and may in the future perform, various investment banking, financial advisory, commercial banking, transfer agent and/or other services for RAI for which they have been paid, or will be paid, customary fees.

The Term Loan and the Subsidiary Guaranty related thereto are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. This summary of the provisions of these exhibits is qualified in its entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Term Loan Agreement, dated as of March 15, 2013, among Reynolds American Inc., the agents and other parties named therein, and the lending institutions listed on Schedule 2.01.

10.2	Subsidiary Guarantee Agreement, dated as of March 15, 2013, among certain of the subsidiaries of Reynolds American Inc. as guarantors and JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 18, 2013

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Term Loan Agreement, dated as of March 15, 2013, among Reynolds American Inc., the agents and other parties named therein, and the lending institutions listed on Schedule 2.01.

10.2	Subsidiary Guarantee Agreement, dated as of March 15, 2013, among certain of the subsidiaries of Reynolds American Inc. as guarantors and JPMorgan Chase Bank, N.A. as administrative agent.